EX-99.1

Press Release

Pitney Bowes Completes Sale of Marketing Services Business

Stamford, Conn., May 29, 2015 – Pitney Bowes Inc. (NYSE: PBI), a global technology company that provides products and solutions that power commerce, today announced the successful completion of the sale of its Imagitas marketing services business to Red Ventures for $310 million in cash, subject to adjustment. The company expects proceeds from the sale of approximately $280 million, net of estimated closing costs, transaction fees and taxes.

This transaction is the latest in a series of actions that the company has taken to unlock greater value for shareholders, while increasing its focus on clients in the markets where it can lead.

The Imagitas business generated $128 million in revenue in 2014. The company will provide more detail about the expected impact of this transaction during its scheduled discussion of second quarter results at 8 am EST on July 30th. Instructions for listening to Pitney Bowes earnings results via the Web are available on the Investor Relations page of its web site at www.pitneybowes.com.

About Pitney Bowes

Pitney Bowes (NYSE: PBI) is a global technology company offering innovative products and solutions that enable commerce in the areas of customer information management, location intelligence, customer engagement, shipping and mailing, and global ecommerce.  More than 1.5 million clients in approximately 100 countries around the world rely on products, solutions and services from Pitney Bowes.  For additional information, visit Pitney Bowes at www.pitneybowes.com.

Forward Looking Statements

This document contains “forward-looking statements” about the Company’s expected or potential future business and financial performance. Forward-looking statements include, but are not limited to, statements about its future revenue and earnings guidance and other statements about future events or conditions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: mail volumes; the uncertain economic environment; timely development, market acceptance and regulatory approvals, if needed, of new products; fluctuations in customer demand; changes in postal regulations; interrupted use of key information systems; management of outsourcing arrangements; the implementation of a new enterprise resource planning system; changes in business portfolio; the success of our investment in rebranding the Company; the risk of customer concentration in our Digital Commerce Solutions segment; foreign currency exchange rates; changes in our credit ratings; management of credit risk; changes in interest rates; the financial health of national posts; and other factors beyond its control as more fully outlined in the Company’s 2014 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

Editorial -	Financial -
Bill Hughes	Charles F. McBride
Chief Communications Officer	VP, Investor Relations
203/351-6785	203/351-6349

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